EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380
Summit Midstream Partners, LP Reports Fourth Quarter and
Full Year 2016 Financial Results and Reaffirms 2017 Guidance

•	Fourth quarter 2016 net income of $14.0 million and full year 2016 net loss of $38.2 million

•	Fourth quarter 2016 adjusted EBITDA of $72.7 million and DCF of $52.8 million and full year 2016 adjusted EBITDA of $291.6 million and DCF of $210.9 million

•	Fourth quarter 2016 distribution coverage ratio was 1.19x

•	2017 adjusted EBITDA guidance of $295.0 million to $315.0 million, with an annualized fourth quarter 2017 run rate between $325.0 million and $345.0 million

•	2017 distribution coverage ratio expected to range from 1.15x to 1.25x
The Woodlands, Texas (February 23, 2017) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months and year ended December 31, 2016. SMLP reported net income of $14.0 million for the fourth quarter of 2016 compared to a net loss of $220.9 million for the prior-year period. Net cash provided by operations totaled $61.8 million in the fourth quarter of 2016 compared to $53.3 million in the prior-year period. Adjusted EBITDA totaled $72.7 million and distributable cash flow totaled $52.8 million for the fourth quarter of 2016 compared to $68.5 million and $50.7 million, respectively, for the prior-year period.
Natural gas volume throughput averaged 1,504 million cubic feet per day (“MMcf/d”) in the fourth quarter of 2016, an increase of 7.7% compared to 1,396 MMcf/d in the prior-year period, and a decrease of 4.3% compared to 1,572 MMcf/d in the third quarter of 2016. Crude oil and produced water volume throughput in the fourth quarter of 2016 averaged 82.3 thousand barrels per day (“Mbbl/d”), a decrease of 4.5% compared to 86.2 Mbbl/d in the prior-year period, and a decrease of 10.7% compared to 92.2 Mbbl/d in the third quarter of 2016. SMLP’s volume throughput metrics exclude its proportionate share of volume throughput from its 40% ownership interest in Ohio Gathering.
SMLP reported a net loss of $38.2 million for the year ended December 31, 2016 compared to a net loss of $222.2 million for the prior-year period. Net cash provided by operations totaled $230.5 million in the year ended December 31, 2016, compared to $191.4 million in the prior-year period. SMLP reported adjusted EBITDA of $291.6 million and distributable cash flow of $210.9 million for the year ended December 31, 2016, compared to $235.5 million and $164.9 million, respectively, for the prior-year period. Natural gas volume throughput averaged 1,528 MMcf/d for the year ended December 31, 2016 compared to 1,499 MMcf/d in the prior-year period. Crude oil and produced water volume throughput averaged 88.9 Mbbl/d for the year ended December 31, 2016 compared to 67.7 Mbbl/d in the prior-year period.
Steve Newby, President and Chief Executive Officer, commented, “SMLP reported fourth quarter financial and operating results that were in line with management’s expectations, exceeding the $290.0 million top end of our 2016 adjusted EBITDA guidance range, and delivered a fourth quarter 2016 distribution coverage ratio of 1.19x.
The Utica Shale segment benefitted from 6.0% sequential quarterly volume growth on the Ohio Gathering system due to the commissioning of 16 new wells late in the third quarter of 2016. This volume growth was offset by a 9.8% sequential quarterly volume decrease on our Summit Utica system, which was impacted by approximately 40 MMcf/d during the quarter, due to a customer’s decision to curtail production in October as a result of low natural gas prices in the local market and temporary shut-ins of existing production for nearby completion work on new wells. All of the curtailed production was brought back online in November. We continue to be encouraged by the future growth profile of the Utica Shale segment based on our customers’ current rig activity and plans for 2017. We expect to see significant volume growth across our Utica systems in the second half of 2017. In addition, recent regulatory approvals should allow for certain third-party take-away pipelines to be built which, over the longer term, should benefit drilling economics for our customers and encourage additional activity.
Williston segment natural gas volumes were negatively impacted by approximately 4 MMcf/d during the quarter, or approximately 17% of the prior quarter’s volume throughput, due to severe winter weather in North Dakota during

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the fourth quarter of 2016 and a two-week, maintenance-related shutdown of third-party infrastructure that receives associated natural gas from our Bison Midstream system.
We continue to experience sequential quarterly volume and segment adjusted EBITDA growth on our Piceance/DJ segment, resulting from higher levels of drilling and completion activities from our customers. Recent upstream M&A activity within our Piceance and DJ basin areas of operation has led to increased drilling and completion activity that has more than offset volume declines from our anchor customer. We expect volume growth to continue in this area throughout 2017.
Our Barnett system experienced similar upstream M&A activity in 2016. Over the last 12 months, four of our five largest customers on the Barnett system, representing approximately 87% of Barnett segment volume throughput in the fourth quarter of 2016, have sold their acreage to new owners. Just as we’ve experienced in the Piceance/DJ segment, where three of our top six customers sold to new owners over the last several years, we expect that these new Barnett customers will implement a more active drilling, completion and workover plan throughout 2017 with a focus on growing production.
Volume throughput for the Marcellus segment decreased 10.5% relative to the third quarter of 2016 due to natural volume declines. We expect our Marcellus customer to commission over 20 DUCs in the second half of 2017, resulting in increased volume throughput in the third and fourth quarters of 2017. We are also optimistic about the long-term growth profile of our Marcellus segment, given recent announcements related to the pending expansion of the Sherwood Processing Complex, the sole destination for natural gas on the Mountaineer Midstream system.”
2017 Financial Guidance Reaffirmed
SMLP is reaffirming its 2017 financial guidance, which was initially provided on January 26, 2017, with adjusted EBITDA expected to range from $295.0 million to $315.0 million. SMLP’s 2017 adjusted EBITDA guidance is based on information received to date from its customers and the increase over 2016 is supported by a recent increase in drilling activity across its gathering systems. SMLP expects quarterly adjusted EBITDA to increase throughout 2017, with an annualized fourth quarter adjusted EBITDA run rate between $325.0 million and $345.0 million.
SMLP expects to incur $100.0 million to $150.0 million of capex in 2017, including maintenance capex of $15.0 million to $20.0 million. SMLP’s 2017 capex guidance reflects the inclusion of our contributions to equity method investees. SMLP expects full year distribution coverage will range from 1.15x to 1.25x.
Mr. Newby commented, “We expect the first half of 2017 to be impacted by the slower pace of drilling activity that occurred across many of our systems in late 2016. As we look towards the second half of 2017, we expect to benefit from DUC completions and increased drilling activity that is currently taking place behind our gathering systems in the Utica, Williston, Piceance, DJ and Marcellus. We also expect to continue to benefit from our ongoing company-wide efforts to control costs and optimize operations. We will continue to evaluate resuming distribution growth in 2017 as the outlook becomes more certain.”
Fourth Quarter 2016 Segment Results
Utica Shale
The Utica Shale reportable segment includes our 40% ownership interest in Ohio Gathering, a natural gas gathering system in service and under development spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio. Segment adjusted EBITDA for the Utica Shale includes our proportional share of adjusted EBITDA from Ohio Gathering, based on a one-month lag.
The Utica Shale reportable segment also includes Summit Utica, the natural gas gathering system we operate which is currently in service and under development in Belmont and Monroe counties in southeastern Ohio. Summit Utica gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline which provides access to the Clarington Hub.
Segment adjusted EBITDA for the fourth quarter of 2016 totaled $16.6 million, up 25.3% from $13.2 million for the prior-year period, primarily due to higher volume throughput across the Ohio Gathering and Summit Utica systems, partially offset by declining stabilization revenue at Ohio Condensate. Volume throughput on the Ohio Gathering system, which is based on a one-month lag, averaged 848 MMcf/d, gross, in the fourth quarter of 2016 compared to 839 MMcf/d, gross, in the prior-year period and 800 MMcf/d, gross, in the third quarter of 2016. Volume growth in the fourth quarter of 2016 was driven by 16 well completions from certain customers in August 2016. We expect volumes

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on the dry gas gathering segment of the Ohio Gathering system will benefit from the first quarter commissioning of the Larew Compressor Station, which has been under construction since the third quarter of 2016.
Volume throughput on the Summit Utica system averaged 211 MMcf/d in the fourth quarter of 2016 compared to 75 MMcf/d in the prior-year period and 234 MMcf/d in the third quarter of 2016. Volume throughput for the fourth quarter of 2016 increased relative to the prior-year period due to our continued buildout of the Summit Utica gathering system and our connection of 8 wells in the third quarter of 2016 and another five wells late in the fourth quarter of 2016. Volume throughput was adversely impacted during the fourth quarter of 2016 as one of our customers curtailed a portion of its volume throughput in October due to low local natural gas prices and temporarily shut-in existing production for nearby completion work on new wells. We estimate that these temporary curtailment activities impacted quarterly volume throughput by approximately 40 MMcf/d during the quarter.
Williston Basin
The Bison Midstream, Polar and Divide and Tioga Midstream systems provide our midstream services for the Williston Basin reportable segment. Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois. The Polar and Divide system gathers crude oil production in Williams and Divide counties in North Dakota and delivers to the COLT and Basin Transload rail terminals, as well as other third-party pipelines. The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region. Tioga Midstream is a crude oil, produced water and associated natural gas gathering system in Williams County, North Dakota. All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.
Segment adjusted EBITDA for the Williston Basin segment totaled $18.7 million for the fourth quarter of 2016 compared to $16.2 million for the prior-year period, primarily due to the commencement of the Stampede Lateral which was placed into service in the first quarter of 2016.
Liquids volumes averaged 82.3 Mbbl/d in the fourth quarter of 2016, a decrease of 4.5% over the prior-year period and a decrease of 10.7% compared to the third quarter of 2016. Lower liquids volumes were partially offset by producers commissioning 28 drilled but uncompleted (“DUC”) wells in the third quarter of 2016. Four new wells were commissioned in the fourth quarter of 2016 and our customers remain active, with two drilling rigs currently working on acreage dedicated to our Polar and Divide gathering system.
Associated natural gas volumes decreased 32% from 25 MMcf/d in the fourth quarter of 2015 to 17 MMcf/d in the fourth quarter of 2016. Volume declines were primarily impacted by a two-week suspension of gathering activities on the Bison Midstream system due to scheduled maintenance on third-party infrastructure located downstream of the Bison Midstream system. In addition, abnormally harsh winter weather late in the fourth quarter of 2016 negatively impacted operations during the quarter.
Piceance/DJ Basins
The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment. These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.
Segment adjusted EBITDA totaled $30.1 million for the fourth quarter of 2016, an increase of 10.9% from $27.2 million for the prior-year period. Fourth quarter 2016 volume throughput averaged 615 MMcf/d, an increase of 1.7% from 605 MMcf/d in the prior-year period and an increase of 4.1% from 591 MMcf/d in the third quarter of 2016. Volume growth in the fourth quarter of 2016 was primarily due to ongoing drilling and completion activity from our single-basin focused, private equity-backed customers. During the fourth quarter, these customers commissioned 36 new wells across our Piceance and DJ basin gathering systems, and they continue to actively drill and complete new wells across our footprint. This growth was partially offset by the impact of our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing production. This impact of our anchor customer’s volume declines was partially offset by higher minimum volume commitment (“MVC”) shortfall payment adjustments associated with our gas gathering agreements.
Barnett Shale
The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.

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Segment adjusted EBITDA for the Barnett Shale segment totaled $13.5 million for the fourth quarter of 2016, a decrease of 4.0% from the prior-year period. Volume throughput of 287 MMcf/d in the fourth quarter of 2016 was down 11.7% compared to the prior-year period average of 325 MMcf/d and down 5.9% from 305 MMcf/d in the third quarter of 2016. Volumes in the fourth quarter of 2016 benefitted from the initial production from a customer’s commissioning of a six-well pad site in December 2016 and were offset by natural declines from existing wells on the system. We also amended the gathering agreements with two of our largest customers during the quarter, which included provisions to (i) incentivize drilling and volume growth across the DFW Midstream system and (ii) pass through our electricity costs associated with operating the electric-drive compression assets on the system. We expect that these amendments will facilitate volume throughput and segment adjusted EBITDA growth in the Barnett Shale segment in the future.
During the fourth quarter of 2016, two of our three largest customers sold their acreage dedicated to DFW Midstream to new owners that we expect will implement more active drilling and completion activity going forward. Over the last 12 months, four of our five largest customers in the Barnett segment, representing approximately 87% of Barnett segment volume throughput in the fourth quarter of 2016, have sold their acreage to new owners. We expect to benefit from this customer turnover over the intermediate and long-term, similar to the increased volume growth we are now seeing from customer turnover across our Piceance/DJ Basins segment over the last several years.
Marcellus Shale
The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP. Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA for the Marcellus Shale segment totaled $4.6 million for the fourth quarter of 2016, down 1.5% from $4.7 million for the prior-year period. Volume throughput for this segment averaged 374 MMcf/d in the fourth quarter of 2016, an increase of 2.2% from 366 MMcf/d in the prior-year period, and a decrease of 10.5% from the 418 MMcf/d in the third quarter of 2016. Lower volumes in the fourth quarter of 2016, compared to the third quarter of 2016, were the result of our customer’s decision to continue to defer the completion of an estimated 22 DUCs identified behind the Mountaineer Midstream system. We expect that the completion of these wells will continue to be deferred until the second half of 2017. In addition, volumes were impacted by the unscheduled shutdown of third-party pipelines located downstream of our gathering system. We estimate that this shutdown impacted volumes on the Mountaineer Midstream system by approximately 6 MMcf/d in the fourth quarter of 2016.
The following table presents average daily throughput by reportable segment:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Average daily throughput (MMcf/d):
Utica Shale (1)	211	75	186	37
Williston Basin (2)	17	25	22	23
Piceance/DJ Basins (2)	615	605	586	609
Barnett Shale	287	325	319	352
Marcellus Shale	374	366	415	478
Aggregate average daily throughput	1,504	1,396	1,528	1,499

Average daily throughput (Mbbl/d):
Williston Basin (2)	82.3	86.2	88.9	67.7
Aggregate average daily throughput	82.3	86.2	88.9	67.7

Ohio Gathering average daily throughput (MMcf/d) (3)	848	839	865	645
__________
(1) Exclusive of volume throughput for Ohio Gathering.
(2) Prior periods have been recast to include the incremental historical volumes from the 2016 Drop Down.
(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

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MVC Shortfall Payments
SMLP billed its customers $47.9 million in the fourth quarter of 2016 related to MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or have no ability to use MVC shortfall payments as credits, the MVC shortfall payments are accounted for as gathering revenue in the period that they are earned. For the fourth quarter of 2016, SMLP recognized $39.5 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance/DJ Basins, Williston and Barnett Shale reportable segments.

MVC shortfall payment adjustments in the fourth quarter of 2016 totaled ($22.2) million and included $8.4 million of deferred revenue related to MVC shortfall payments and ($30.6) million related to MVC shortfall payment adjustments from certain customers in the Piceance/DJ Basins, Williston Basin and Barnett Shale reportable segments.

SMLP’s MVC shortfall payment mechanisms contributed $17.3 million of adjusted EBITDA in the fourth quarter of 2016.

	Three months ended December 31, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	8,456	—	8,456	8,456
Piceance/DJ Basins	3,897	3,931	(34)	3,897
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$12,353	$3,931	$8,422	$12,353

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	7,536	7,536	(11,757)	(4,221)
Piceance/DJ Basins	26,329	26,329	(19,227)	7,102
Barnett Shale	620	620	344	964
Marcellus Shale	1,095	1,095	—	1,095
Total MVC shortfall payment adjustments	$35,580	$35,580	$(30,640)	$4,940

Total	$47,933	$39,511	$(22,218)	$17,293

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	Year ended December 31, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	8,691	—	8,691	8,691
Piceance/DJ Basins	15,926	12,638	3,288	15,926
Barnett Shale	—	677	(677)	—
Marcellus Shale	—	—	—	—
Total net change	$24,617	$13,315	$11,302	$24,617

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	7,536	7,536	—	7,536
Piceance/DJ Basins	27,183	27,183	(317)	26,866
Barnett Shale	1,373	1,373	615	1,988
Marcellus Shale	3,895	3,895	—	3,895
Total MVC shortfall payment adjustments	$39,987	$39,987	$298	$40,285

Total	$64,604	$53,302	$11,600	$64,902
Capital Expenditures
SMLP recorded total capital expenditures of $31.4 million in the fourth quarter of 2016, including $11.4 million of contributions to equity method investees. Maintenance capital expenditures for the quarter totaled approximately $4.4 million. Development activities during the fourth quarter of 2016 were primarily related to the ongoing expansion of our Summit Utica natural gas gathering system as well as the continued development of certain pipeline and compression expansion projects in the Williston and Piceance/DJ segments.
Capital & Liquidity
As of December 31, 2016, SMLP had $602.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.25 billion (inclusive of $600 million of senior unsecured notes), SMLP’s leverage ratio (as defined in the credit agreement) as of December 31, 2016 was 4.21 to 1.0.
Through December 31, 2016, the upper limit of SMLP’s leverage ratio financial covenant was 5.50 to 1.0. The leverage ratio upper limit can be permanently increased from 5.00 to 1.0 to 5.50 to 1.0 any time, at SMLP’s option, subject to the inclusion of a senior secured leverage ratio (as defined in the credit agreement) upper limit of 3.75 to 1.00.
On February 8, 2017, SMLP’s wholly owned subsidiary, Summit Midstream Holdings, LLC and its wholly owned subsidiary, Summit Midstream Finance Corp., co-issued $500.0 million of senior unsecured notes due in 2025. The notes priced at par to yield 5.75%. The net proceeds from the offering were used to (i) purchase $295.5 million of our 7.50% senior notes due 2021 pursuant to a concurrent tender offer (including accrued interest) and (ii) repay $172 million outstanding under our revolving credit facility. The remaining proceeds will be used to redeem any of the 7.50% senior notes not acquired in the tender offer. Pro forma for the 5.75% senior notes offering, SMLP would have had approximately $774.0 million of available borrowing capacity under its $1.25 billion revolving credit facility at December 31, 2016, subject to covenant limits.
Deferred Purchase Price Obligation
The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016 with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation” or the “Deferred Payment,”

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as defined below). At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.
The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019; plus (d) all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019.  SMLP currently estimates that the Deferred Payment will be approximately $800.0 million to $900.0 million.
Quarterly Distribution
On January 26, 2017, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended December 31, 2016. This quarterly distribution, which was unchanged from the previous quarter and from the quarter ended December 31, 2015, was paid on February 14, 2017, to unitholders of record as of the close of business on February 7, 2017.
Fourth Quarter 2016 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, February 24, 2017, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6397 or toll-free 800-708-4540 and entering the passcode 44169352. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until March 10, 2017 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 44169352#. An archive of the conference call will also be available on SMLP’s website.
Upcoming Investor Conferences
Members of SMLP’s senior management team will participate in the Barclays Select Series: MLP Corporate Access Day which is being held in New York, New York on March 1, 2017 and the 4th Annual Capital Link Forum which is being held in New York, New York on March 2, 2017. The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure. We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, unit-based and noncash compensation, Deferred Purchase Price Obligation expense, impairments and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures. Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.
Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.
Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;

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•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•
the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.
Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•
certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and

•
although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation income or expense and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In March 2016, SMLP acquired substantially all of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream from Summit Investments, as well as substantially all of Summit Investments’ 40% ownership interest in each of Ohio Gathering and Ohio Condensate. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. SMLP accounted for the 2016 Drop Down and the Polar and Divide Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three

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Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.1% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.0% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K as updated and superseded by the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 1, 2016, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-9

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$7,428	$21,793
Accounts receivable	97,364	89,581
Other current assets	4,309	3,573
Total current assets	109,101	114,947
Property, plant and equipment, net	1,853,671	1,812,783
Intangible assets, net	421,452	461,310
Goodwill	16,211	16,211
Investment in equity method investees	707,415	751,168
Other noncurrent assets	7,329	8,253
Total assets	$3,115,179	$3,164,672

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$16,251	$40,808
Accrued expenses	11,389	6,776
Due to affiliate	258	1,149
Deferred revenue	—	677
Ad valorem taxes payable	10,588	10,271
Accrued interest	17,483	17,483
Accrued environmental remediation	4,301	7,900
Other current liabilities	11,471	6,521
Total current liabilities	71,741	91,585
Long-term debt	1,240,301	1,267,270
Deferred Purchase Price Obligation	563,281	—
Deferred revenue	57,465	45,486
Noncurrent accrued environmental remediation	5,152	5,764
Other noncurrent liabilities	7,566	7,268
Total liabilities	1,945,506	1,417,373

Common limited partner capital	1,129,132	744,977
Subordinated limited partner capital (1)	—	213,631
General partner interests	29,294	25,634
Noncontrolling interest	11,247	—
Summit Investments' equity in contributed subsidiaries	—	763,057
Total partners' capital	1,169,673	1,747,299
Total liabilities and partners' capital	$3,115,179	$3,164,672
__________
(1) The subordination period ended on February 16, 2016 and all 24,409,850 subordinated units converted to common units on a one-for-one basis.

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$111,378	$98,051	$345,961	$337,819
Natural gas, NGLs and condensate sales	10,086	8,789	35,833	42,079
Other revenues	5,619	5,575	20,568	20,659
Total revenues	127,083	112,415	402,362	400,557
Costs and expenses:
Cost of natural gas and NGLs	7,281	6,424	27,421	31,398
Operation and maintenance	23,023	23,942	95,334	94,986
General and administrative	14,287	11,048	52,410	45,108
Depreciation and amortization	28,569	27,172	112,239	105,117
Transaction costs	25	88	1,321	1,342
Environmental remediation	—	1,800	—	21,800
Loss (gain) on asset sales, net	69	42	93	(172)
Long-lived asset impairment	23	1,609	1,764	9,305
Goodwill impairment	—	248,851	—	248,851
Total costs and expenses	73,277	320,976	290,582	557,735
Other income	24	—	116	2
Interest expense	(16,160)	(14,229)	(63,810)	(59,092)
Deferred Purchase Price Obligation expense	(24,738)	—	(55,854)	—
Income (loss) before income taxes and income (loss) from equity method investees	12,932	(222,790)	(7,768)	(216,268)
Income tax benefit (expense)	66	969	(75)	603
Income (loss) from equity method investees	997	931	(30,344)	(6,563)
Net income (loss)	$13,995	$(220,890)	$(38,187)	$(222,228)

Earnings (loss) per limited partner unit:
Common unit – basic and diluted	$0.16	$(3.28)	$(0.71)	$(3.20)
Subordinated unit – basic and diluted (1)		$(3.28)		$(2.88)

Weighted-average limited partner units outstanding:
Common units – basic and diluted	72,096	42,063	68,264	39,217
Subordinated units – basic and diluted (1)		24,410		24,410
__________
(1) The subordination period ended on February 16, 2016 and all 24,409,850 subordinated units converted to common units on a one-for-one basis.

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended December 31,			Year ended December 31,
	2016		2015	2016	2015
	(Dollars in thousands)
Other financial data:
Net income (loss)	$13,995		$(220,890)	$(38,187)	$(222,228)
Net cash provided by operating activities	$61,790		$53,278	$230,495	$191,375
Capital expenditures	$19,984		$66,796	$142,719	$272,225
Contributions to equity method investees	$11,425		$11,825	$31,582	$86,200
Acquisitions of gathering systems (1)	$—		$—	$866,858	$288,618
Adjusted EBITDA	$72,721		$68,532	$291,601	$235,491
Distributable cash flow	$52,802		$50,748	$210,906	$164,931
Distributions declared (2)	$44,452		$40,977	$170,981	$157,960
Distribution coverage ratio (3)	1.19	x	*	*	*

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,504		1,396	1,528	1,499
Aggregate average daily throughput – liquids (Mbbl/d)	82.3		86.2	88.9	67.7

Ohio Gathering average daily throughput (MMcf/d) (4)	848		839	865	645
__________
* Not considered meaningful
(1) Reflects cash and noncash consideration, including working capital and capital expenditure adjustments paid (received), for acquisitions and/or drop downs
(2) Represents distributions declared in respect of a given period. For example, for the year ended December 31, 2016, represents the distributions paid in May 2016 for the first quarter of 2016, August 2016 for the second quarter of 2016, November 2016 for the third quarter of 2016, and February 2017 for the fourth quarter of 2016.
(3) Distribution coverage ratio calculation for the three months ended December 31, 2016 is based on distributions declared in respect of the fourth quarter of 2016. Represents the ratio of distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to past distributions declared. As such, we do not present year-to-date or prior-year distribution coverage ratios when a drop down, and its funding, impacts distributable cash flow.
(4) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale (2)	$16,566	$13,222	$66,637	$35,873
Williston Basin	18,730	16,191	79,475	34,008
Piceance/DJ Basins	30,121	27,152	109,241	110,222
Barnett Shale	13,516	14,082	54,634	59,526
Marcellus Shale	4,649	4,722	19,203	23,214
Total	83,582	75,369	329,190	262,843
Less corporate and other (3)	10,861	6,837	37,589	27,352
Adjusted EBITDA	$72,721	$68,532	$291,601	$235,491
__________
(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) Deferred Purchase Price Obligation expense; (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2) Includes our proportional share of adjusted EBITDA for Ohio Gathering, based on a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.
(3) Corporate and other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, transaction costs, interest expense and Deferred Purchase Price Obligation income or expense.

EX 99.1-13

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended December 31,			Year ended December 31,
	2016		2015	2016	2015
	(Dollars in thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income (loss)	$13,995		$(220,890)	$(38,187)	$(222,228)
Add:
Interest expense	16,160		14,229	63,810	59,092
Income tax expense	—		—	75	—
Depreciation and amortization (1)	28,603		27,310	112,661	105,903
Proportional adjusted EBITDA for equity method investees (2)	10,429		11,675	45,602	33,667
Adjustments related to MVC shortfall payments (3)	(22,218)		(13,816)	11,600	(11,902)
Unit-based and noncash compensation	1,985		1,422	7,985	7,017
Deferred Purchase Price Obligation expense (4)	24,738		—	55,854	—
Loss (gain) on asset sales, net	69		42	93	(172)
Long-lived asset impairment	23		1,609	1,764	9,305
Goodwill impairment	—		248,851	—	248,851
Less:
Interest income	—		—	—	2
Income tax benefit	66		969	—	603
Income (loss) from equity method investees	997		931	(30,344)	(6,563)
Adjusted EBITDA	$72,721		$68,532	$291,601	$235,491
Add:
Cash interest received	—		—	—	2
Cash taxes received	—		—	50	—
Less:
Cash interest paid	5,783		4,999	63,000	59,302
Senior notes interest adjustment (5)	9,750		9,750	—	(1,421)
Maintenance capital expenditures	4,386		3,035	17,745	12,681
Distributable cash flow	$52,802		$50,748	$210,906	$164,931

Distributions declared (6)	$44,452		$40,977	$170,981	$157,960

Distribution coverage ratio (7)	1.19	x	*	*	*
__________
* Not considered meaningful
(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(4) Deferred Purchase Price Obligation expense represents the change in the present value of the Deferred Purchase Price Obligation.
(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

EX 99.1-14

EXHIBIT 99.1

(6) Represents distributions declared in respect of a given period. For example, for the year ended December 31, 2016, represents the distributions paid in May 2016 for the first quarter of 2016, August 2016 for the second quarter of 2016, November 2016 for the third quarter of 2016, and February 2017 for the fourth quarter of 2016.
(7) Distribution coverage ratio calculation for the three months ended December 31, 2016 is based on distributions declared in respect of the fourth quarter of 2016. Represents the ratio of distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to past distributions declared. As such, we do not present year-to-date or prior-year distribution coverage ratios when a drop down, and its funding, impacts distributable cash flow.

EX 99.1-15

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year ended December 31,
	2016	2015
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$230,495	$191,375
Add:
Interest expense, excluding debt issuance costs	59,834	54,783
Income tax expense	75	—
Changes in operating assets and liabilities	(11,014)	3,541
Proportional adjusted EBITDA for equity method investees (1)	45,602	33,667
Adjustments related to MVC shortfall payments (2)	11,600	(11,902)
Less:
Distributions from equity method investees	44,991	34,641
Interest income	—	2
Income tax benefit	—	603
Write-off of debt issuance costs	—	727
Adjusted EBITDA	$291,601	$235,491
Add:
Cash interest received	—	2
Cash taxes received	50	—
Less:
Cash interest paid	63,000	59,302
Senior notes interest adjustment (3)	—	(1,421)
Maintenance capital expenditures	17,745	12,681
Distributable cash flow	$210,906	$164,931
__________
(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(3) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-16